EX-FILING FEES

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings. The combined maximum aggregate offering price for the offerings is $3,000,000 (comprised of (i) $1,000,000 maximum aggregate offering price with respect to notes linked to the Class A common stock of CrowdStrike Holdings, Inc., (ii) $1,000,000 maximum aggregate offering price with respect to notes linked to the common stock of ServiceNow, Inc. and (iii) $1,000,000 maximum aggregate offering price with respect to notes linked to the common stock of Snowflake Inc.).